Exhibit 10.16

ASSET  PURCHASE  AGREEMENT

between

SOUTHLAND BANK

and

MBNA AMERICA BANK, N.A.

DECEMBER 19, 2002

ASSET  PURCHASE  AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of this 19th day of December, 2002, by and between MBNA AMERICA BANK, N.A., a national banking association located at 1100 N. King Street, Wilmington, Delaware 19884 (“Purchaser”) and SOUTHLAND BANK, an Alabama state bank located at 3299 Ross Clark Circle, NW, Dothan, Alabama 36303 (“Seller”).

WITNESSETH:

          WHEREAS, Seller presently owns certain open-end, unsecured credit card accounts, contract rights and receivables, together with certain related personal property; and

          WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in and to certain of those credit card accounts, contract rights, receivables and related personal property, and agrees to assume certain liabilities of Seller, upon the terms and conditions set forth herein; and

          WHEREAS, Seller has agreed to service these credit card accounts on behalf of Purchaser during the Interim Servicing Period (as hereinafter defined);

          NOW, THEREFORE, in consideration of the mutual agreements, representations and warranties hereinafter set forth and for other good and valuable consideration, both the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.  DEFINITIONS

          In addition to the other capitalized terms specifically defined herein, for the purposes of this Agreement, the following capitalized terms shall mean the following:

          “Account” means all of Seller’s MasterCard and VISA (whether standard, classic, gold or platinum) credit card accounts which were present on the tapes used for Purchaser’s change in terms notices, the settlement tape, the embossing tape and the conversion tapes and transmissions provided by Seller to Purchaser, except for any account, whether or not the Seller has knowledge, which (or upon which) as of the Cut-off Time: (a) an Obligor has filed or has had filed against such Obligor within the past 5 years prior to the Cut-off Time, proceedings in bankruptcy, trusteeship, or receivership (whether or not the Seller has received notice of such filing); (b) Seller has received notice that the Obligor intends to file for bankruptcy; (c) an Obligor is participating in any consumer credit counseling program; (d) an Obligor is 3 or more cycles delinquent as such cycles are set forth on Exhibit 1A or should have been in said delinquency cycles in accordance with Seller’s Policies and Procedures; (e) fraud or unauthorized use has occurred; (f) the primary address of the Obligor is not in the United States or the Obligor is under the age of eighteen (18); (g) has a lost or stolen Card; (h) is secured by any collateral whatsoever; (i) is charged-off; (j) is a Guaranteed Account; (k) is a Business Account (1) that has any authorized users and/or permits a person (other than the Obligor) to have credit access to the Business Account, or (2) in which the Obligor is a business entity and said business entity has not executed Purchaser’s Bearer Card Agreement; (l) is not in the name of a living individual and no other individual is contractually obligated for the payment thereof; (m) is closed or terminated with a balance equal to or less than $0.00; (n) is the subject of a legal proceeding; (o) whose repayment schedule has been altered to a payment amount that is less than the one required by the Card Agreement or is subject to a reduced interest rate (excluding promotional or introductory rates) as a result of collection efforts or a workout; (p) is not governed by the terms of a Card Agreement included in Exhibit 3.1E; (q) has a credit line of less than $500.00 and was generated from a preapproved marketing campaign; (r) has been securitized; (s) is a Cost Center Card; (t) has an annual percentage rate on any balance that can not be changed by Purchaser because of any Requirements of Law, the Card Agreements or any marketing material; (u) has an open date that is after the Cut-off Time; or (v) is a test credit card account opened and maintained by Seller with respect to the MasterCard or VISA system for verification or other internal purposes.

          “Agreement” means this Asset Purchase Agreement, together with all schedules, exhibits, supplements and documents that are attached hereto or incorporated herein by reference.

          “Assets” means the assets of the Business to be acquired by Purchaser as set forth in Section 2.2(A) hereof.

          “Audited Closing Payment” means the payment set forth on the last line of the Audited Closing Statement reflecting the difference between the Preliminary Purchase Price and the Closing Purchase Price.

          “Benefits Agreements” means all agreements with third parties or affiliates of Seller who provide benefits and services in connection with the Accounts, including, without limitation, VISA, MasterCard, any provider of credit insurance, travel accident insurance or credit card registration services.  It shall not include services offered by a third party or an affiliate of Seller through a separate agreement with a Cardholder.

          “Best of … knowledge”, as used with respect to a Person or its employees and representatives, means the actual knowledge and awareness of such Person as of the date of this Agreement.

          “Books and Records” means all books, records, manuals, documents, materials and other information related to the conduct of the Business and necessary for the ongoing operations of the Business, in paper, electronic or other form in which they are maintained by Seller, and with respect to each Account, the Card Application, the Card Agreement, monthly billing statements, any correspondence from or to the Cardholder(s), and any and all other documents or other materials specifically relating to such Account.

          “Business” means the following: (a) with respect to Seller, the business conducted by Seller of issuing, servicing, maintaining, promoting and owning credit card accounts; and (b) with respect to Purchaser, the business to be conducted with the use of the Assets by Purchaser of issuing, servicing, maintaining, promoting and owning the Accounts.

          “Business Account” means a credit card account for which the Obligor is a sole proprietorship or a business entity other than Seller, an Account that is established on Seller’s Card Processor’s system as a business credit card account or an Account that is used predominantly for business purposes by the Obligor and such use is known, or should be known, by Seller.

          “Card” means an open-end, unsecured credit card issued by Seller to a Cardholder pursuant to a Card Agreement.

          “Card Agreement” means the written agreement between Seller and Cardholder, as amended, which sets forth the terms and conditions for a credit card account and pursuant to which a Card is issued.

          “Card Application” means the signed original or conformed copy (e.g.,microfilm/microfiche) application, or in the case where any application was made by telephone, the telesales representative’s documentation, whereby a Person applied for a Card.

          “Card Marks” means the trade names, service marks, trademarks, logos, designs, images, visual representations, and tradedress used by Seller in connection with the Assets.

          “Cardholder” means any Obligor who has been issued a Card.

          “Cardholder List” means the names, addresses and, if available, phone numbers of all Cardholders.

          “Closing” means the execution (as necessary) and delivery of all documents, certificates, resolutions, opinions, assignments, property and funds as contemplated by this Agreement.

          “Closing Audit” means the audit of the Closing Statement, conducted pursuant to Section 2.3(D) hereof.

          “Closing Date” means December 20, 2002,  or such other date as the parties may mutually agree.

          “Closing Payment” means the payment set forth on the last line of the Closing Statement reflecting the difference between the Preliminary Purchase Price and the Closing Purchase Price.

          “Closing Purchase Price” means the total purchase price to be paid for the Assets as adjusted and as set forth in the Closing Statement or Audited Closing Statement, as defined in Section 2.3(D)(iii) of this Agreement.

          “Closing Statement” means a statement, in the form set forth in Exhibit 2.3C, attached hereto, which sets forth the calculation of the Closing Payment.

          “Conversion Date” means the date on which the processing of the Accounts is transferred from Seller’s Card Processor to Purchaser’s Card Processor.

          “Cost Center Card” means an Account for which Seller or any affiliate of the Seller is the Obligor.

          “Cut-off Time” means 11:59:59 p.m., EST, on December 13, 2002, by which time all file maintenance and Account servicing shall have been performed by Seller in accordance with past custom and practice.

          “Employee Accounts” means a consumer credit card account that was generated from Seller’s employee credit card applications.

          “Enhancements” has the meaning set forth in Section 4.1.

          “File” means, with respect to each Account, all information, comments, documents and any correspondence from or to such Account’s Cardholder(s), including, without limitation, the Card Application, Card Agreement, statement fiche and billing dispute documents.

          “Guaranteed Account” means a credit card account that has any Person contractually liable as a guarantor on such account.

          “Interchange Fees” means the fees paid in connection with the exchange of Card transactions between VISA and MasterCard members pursuant to VISA’s and MasterCard’s operating rules and regulations.

          “Interim Closing Payment” means the payment representing any undisputed amounts comprising the difference between the Preliminary Purchase Price shown on the Preliminary Closing Statement and the Closing Purchase Price shown on the Closing Statement.

          “Interim Servicing Agreement” means the interim servicing agreement entered into as of the Closing Date by and between Seller and Purchaser and providing for the servicing of the Accounts by Seller during the Interim Servicing Period, attached hereto as Exhibit 1.

          “Interim Servicing Period” means the period beginning as of the Closing Date and continuing until the Conversion Date.

          “Joint Marketing Agreement” means that agreement entered into as of the Closing Date by and between Seller and Purchaser pursuant to which Purchaser markets and issues credit cards for Seller to Seller’scustomers.

          “Liens” means any and all debts, liens, options, security interests, rights of first refusal, claims, encumbrances or any other liabilities, interests, restrictions of every nature, kind and description whatsoever.

          “MasterCard”  means MasterCard International, Inc.

          “Obligor”  means, and shall only include with respect to any Account, any Person obligated to make payments with respect to such Account, including any guarantor thereof.

          “Par Account” means an Account that is closed with a balance greater than $0.00.

          “Payments”  means the Preliminary Purchase Price, the Closing Payment, any Interim Closing Payment, and any Audited Closing Payment.

          “Person”  means any legal person, including, without limitation, any natural person, corporation, partnership, joint venture, association, limited liability company, joint-stock company, business trust, unincorporated organization, governmental entity or any other entity of every nature, kind and description whatsoever.

          “Preliminary Purchase Price” means the payment initially paid for the sale of all of the Assets based on the Preliminary Closing Statement, as set forth on the last line of the Preliminary Closing Statement.

          “Preliminary Closing Statement” means a statement, in a form substantially similar in all material respects to the form set forth in Exhibit 2.3B attached hereto, setting forth the calculation of the Preliminary Purchase Price.

          “Purchaser’s Card Processor”  means MBNA Technology, Inc.

          “Receivable” means any amount owing by an Obligor under any Account, including, without limitation, any amounts owing for the payment of goods and services, cash advances, cash advance fees, access check fees, annual membership fees, billed interest, billed finance charges, billed late charges and any other billed fee, expense or charge of every nature, kind and description whatsoever, less any amount owed by Seller to the Obligor as a credit balance.

          “Reject Account #1” means any Account that timely rejects Purchaser’s first change in terms notice described in Section 4.2 which contains the notice changing the state law that governs the Cardholder’s applicable Card Agreement to Delaware as well as the amendment portion of the Card Agreement.

          “Reject Account #2” means any Account that timely rejects Purchaser’s second change in terms notice described in Section 4.2 which contains the notice changing the Cardholder’s entire Card Agreement to Purchaser’s credit card agreement.

          “Requirements of Law” with respect to any Person, means any certificate of incorporation, articles of association, by-laws or other organizational or governing documents of such Person, and any law, ordinance, statute, treaty, rule, judgment, regulation or other determination or finding of any arbitrator or governmental authority applicable to or binding upon such Person or to which such Person is subject, whether federal, state, county, local or otherwise (including, without limitation, usury laws, the Federal Truth-In-Lending Act, the Fair Debt Collection Practices Act, the Federal Equal Credit Opportunity Act, the Fair Credit Reporting Act, the FFIEC Uniform Retail Credit Classification and Account Management Policy, the USA Patriot Act, the National Bank Act and Regulations B, E, and Z of the Board of Governors of the Federal Reserve System).

          “Restricted Period” means the five (5) year period immediately following the Cut-off Time.

          “Seller’s Card Processor” means TYSY.

          “Seller’s Policies and Procedures” means Seller’s policies and normal, day-to-day operating procedures and practice in compliance with such policies and Seller’s normal financial accounting guidelines for the conduct of the Business, all as existing as of the execution of this Agreement.

          “Tax” means any federal, state or local tax of the United States or of any state, including without limitation any income tax, franchise tax, real or personal property tax, employment tax, sales and use tax, vault tax and any interest and penalties thereon (including, without limitation, those levied on any failure to make appropriate withholdings), but not including any tax that is levied on this transaction or chargeable on this Agreement or any documents or instruments required to be executed hereunder or pursuant hereto.

          “Valuation Date” means a date mutually agreed upon by the parties which is no more than three (3) business days prior to the Closing Date.

          “VISA” means Visa U.S.A., Inc.

ARTICLE II.  Purchase of Assets; Assumption of Liabilities

2.1          Schedule of Accounts.     By December 30, 2002, Seller shall deliver to the Purchaser an Exhibit 2.1 reflecting all Accounts.  Exhibit 2.1 shall, with respect to each Account, contain the information set forth in Section 3.1(C).  Exhibit 2.1 shall be provided to Purchaser in an electronic or magnetic format, whichever is specified by Purchaser in writing.  When a complete Exhibit 2.1 is provided to Purchaser, such Exhibit 2.1 shall be deemed automatically attached hereto.

2.2          Purchase of Assets.

                (A)        On the Closing Date and subject to all of the terms and conditions set forth herein, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and receive from Seller, all of Seller’s right, title and interest in and to the following: (i) all Accounts; (ii) all Receivables; (iii) any and all rights to receive payment for accrued but not yet billed interest on the Accounts; (iv) any and all periodic statements, plastics, applications, and other supplies held in inventory by Seller which relate to the Accounts; (v) the pro-rata portion of any annual fee associated with the Accounts relating to any period following the Cut-off Time; (vi) all Cards; (vii) the Cardholder List; (viii) all Interchange Fees earned after the Cut-off Time; (ix) all of the Books and Records; and (x)any other rights or assets solely and directly relating to the foregoing (collectively, the “Assets”).

                (B)        All assets of Seller not specifically listed or included in Section 2.2(A) hereof shall remain the property of Seller.  Without limitation, Seller shall retain all right, title and interest in and to all of those MasterCard Card and VISA accounts which do not qualify as an Account.

2.3          Purchase Price.

                (A)        Computation. The total Preliminary Purchase Price shall consist of the sum of the following:

(i)	1.00 multiplied by the total amount of Receivables (other than Receivables from Par Accounts) as of the Valuation Date; plus

(ii)	a premium of eighteen percent (18%) of the amount calculated pursuant to Section 2.3(A)(i) above; plus

(iii)	1.00 multiplied by the total amount of Receivables from Par Accounts as of the Valuation Date; less

(iv)	the pro rata portion of any annual fee relating to any period following the Cut-off Time.

                (B)        Preliminary Closing Statement.  On the Closing Date, Seller shall prepare a Preliminary Closing Statement setting forth the calculation of the Preliminary Purchase Price.  The form of Preliminary Closing Statement is attached hereto as Exhibit 2.3B.  After being agreed to by the parties, the Preliminary Purchase Price shall be paid by Purchaser on the Closing Date by a wire transfer to an account that has been designated in writing by Seller at least three (3) business days prior to the Closing Date.

                 (C)        Closing Statement.  Approximately sixty (60) days after the Closing Date, Purchaser shall conduct and complete a post-Closing audit of the Accounts and Receivables (the “Post-Closing Audit”) and prepare a Closing Statement, the form of which is attached as Exhibit 2.3C.  The Closing Statement shall set forth the Closing Purchase Price and shall describe any adjustments to the Preliminary Purchase Price which reflect the difference between (i) the actual aggregate face value of the Receivables and Purchaser’s pro rata portion of any annual fee, all as determined by the Purchaser in the Post-Closing Audit, as of the Cut-off Time and (ii) the actual aggregate face value of the Receivables and Purchaser’s pro rata portion of any annual fee as of the Valuation Date, as reflected on the Books and Records of Seller’s Card Processor, and upon which the calculation of the Preliminary Purchase Price was based pursuant to Section 2.3(A) hereof.

                 (D)        Closing Audit.

                               (i)          Closing Payment.  If within fifteen (15) days after Seller’s receipt of the Closing Statement, Purchaser and Seller mutually agree on each line item in the Closing Statement, then: (a) if the Preliminary Purchase Price shown on the Preliminary Closing Statement is less than the Closing Purchase Price shown on the Closing Statement, Purchaser shall pay to Seller the Closing Payment, plus interest calculated at the federal funds rate from the Closing Date to the date the Closing Payment is made; or (b) if the Preliminary Purchase Price shown on the Preliminary Closing Statement is greater than the Closing Purchase Price shown on the Closing Statement, Seller shall pay to Purchaser the Closing Payment, plus interest calculated at the federal funds rate from the Closing Date to the date the Closing Payment is made.  The payment required under this paragraph shall be made no later than thirty (30) business days after Seller’s receipt of the Closing Statement.

                                (ii)        Interim Closing Payment.  If within fifteen (15) days after Seller’s receipt of the Closing Statement, Purchaser and Seller do not mutually agree upon the correct amounts for all line items in the Closing Statement, then Seller shall, within said 15 day period, notify Purchaser in writing of all line items still in dispute.  Upon such notification to Purchaser that certain items remain in dispute, Seller shall pay to Purchaser, or Purchaser shall pay to Seller, (whichever the case may be) the Interim Closing Payment, plus interest calculated at the federal funds rate from the Closing Date to the date the Interim Closing Payment is made.

                                (iii)          Audited Closing Statement.  Within fifteen (15) days after Seller’s notice to Purchaser that some line items remain in dispute, Purchaser and Seller shall select a nationally recognized independent accounting firm which is one of the four largest such firms as of such date to audit the line items in dispute on the Closing Statement and any other items that must be reviewed to resolve the dispute, provided that such accounting firm may not be the accounting firm then employed by Seller or Purchaser.  The cost of such audit and the preparation of the Audited Closing Statement shall be shared equally between the Purchaser and the Seller.  Except as otherwise provided in this Agreement, the “Audited Closing Statement” prepared by such accounting firm shall be final, conclusive and binding on the parties for matters covered thereby and a judgment may be entered thereon.  The Audited Closing Statement shall be in a form substantially similar to the Closing Statement, except that it will reflect the payment of any Interim Closing Payment.

                                (iv)          Audited Closing Payment.  If an Audited Closing Statement is prepared, then: (a) if the Preliminary Purchase Price, adjusted if applicable by any Interim Closing Payment made, is less than the Closing Purchase Price shown on the Audited Closing Statement, Purchaser shall pay to Seller the Audited Closing Payment, plus interest calculated at the federal funds rate from the Closing Date to the date the Audited Closing Payment is made; or (b) if the Preliminary Purchase Price, adjusted if applicable by any Interim Closing Payment made, is greater than the Closing Purchase Price shown on the Audited Closing Statement, Seller shall pay to Purchaser the Audited Closing Payment, plus interest calculated at the federal funds rate from the Closing Date to the date the Audited Closing Payment is made.

                 (E)          Fee Prorations.  Any fees payable to MasterCard or VISA with respect to the Assets shall be prorated between the parties as follows: for Seller’s account through the Cut-off Time and for Purchaser’s account after the Cut-off Time.  To the extent possible, such prorations shall be made as soon as possible after the Closing Date in accordance with adjustment procedures set forth in Section 2.6(C).

2.4           Assumption of Liabilities.

                (A)        Except as otherwise expressly set forth herein or in the Interim Servicing Agreement, on the Closing Date, Purchaser shall assume and, thereafter, discharge fully only the following liabilities of Seller to be performed after the Cut-off Time: (i) all of the obligations of Seller to the Cardholders under the Card Agreements (excluding obligations for Enhancements); (ii) any expenses related to the Accounts and the activity thereon after the Cut-off Time (excluding expenses for Enhancements); and (iii) subject to the prorations of fees set forth in Section 2.3 (E) hereof, all fees, normal operating assessments and other charges of VISA or MasterCard arising after the Cut-off Time, except for those charges: (a) arising from Seller’s violation on or before the Cut-off Time of any operating regulation of VISA or MasterCard; or (b) arising from or relating to any special assessments with respect to periods up to and including the Cut-off Time. Except as provided above, Purchaser shall not assume any liability, commitment, or any other obligation of Seller, whether absolute, contingent, or otherwise known or unknown of any nature, kind or description whatsoever, arising from or related to the operation of the Seller’s Business prior to or after the Cut-off Time. For the avoidance of doubt, Seller expressly retains all liability arising out of or from the Enhancements.

                 (B)        Seller agrees that: (i) it shall be solely responsible for any draft retrievals, chargebacks, representments or incorrectly posted transactions that occur through the Cut-off Time and that relate to an Account that bears Seller’s BIN or ICA  (as defined in Section 5.2(D)) number; (ii) it shall be responsible for processing any draft retrievals, chargebacks, representments or incorrectly posted transactions through the Conversion Date and that relate to an Account that bears Seller’s BIN or ICA, all in accordance with the requirements of the Interim Servicing Agreement; and (iii) it will be responsible for all expenses related to the Accounts and activity thereon prior to the Cut-off Time.  Seller will be responsible for all expenses charged by Seller’s Card Processor for the Closing and for the conversion of the Accounts from Seller’s Card Processor to the Purchaser’s Card Processor, including, but not limited to, the cost of all electronic transmissions, back-up tapes and other Seller’s Card Processor pass through costs and expenses.  Seller will also be responsible for any fees or expenses assessed to Seller or Seller’s Card Processor in relation to this transaction by MasterCard or VISA.  Purchaser shall have no responsibility for any such Closing or conversion expenses or for any penalties, termination fees, or similar expenses payable because of the termination of Seller’s agreement with Seller’s Card Processor.

                (C)        Seller shall be liable for any Tax that relates to its operation of the Business on or prior to the Cut-off Time.  Purchaser shall be liable for any Tax that relates to its operation of the Business after the Cut-off Time.

2.5          Seller’s Repurchase of Certain Credit Card Accounts.  If within the earlier of September 30, 2003 or one hundred and eighty (180) days after the Conversion Date Purchaser and Seller determine that: (i) any Account or Receivable purchased should not have been deemed an “Account” or a “Receivable”, respectively, as of the Cut-off Time, (ii) any Account or Receivable purchased is not as represented by Seller to Purchaser as expressly set forth in this Agreement as of the Cut-off Time for reasons that existed on or before the Cut-off Time; or (iii) an Account becomes a Reject Account #1, then under any of these scenarios, Seller shall repurchase the applicable Account and/or the applicable Receivable from time to time as necessary.  In such event, Seller shall pay Purchaser, on demand, the amount of the Receivable as of the date of such repurchase by Seller, plus any applicable premium paid for such Receivable.  The parties each agree that they shall cooperate in producing a transfer document and any other related documents as the other may reasonably request under the circumstances.  The obligations of the parties under this Section 2.5 are not subject to the limitations contained in Article IX.

2.6           Post-Closing Adjustments.  Following the Closing, the parties shall, with each other’s reasonable cooperation and assistance, promptly make any adjustments to the Payments based on the following:

                (A)        Unposted Items.  Any items or transactions that affect any of the Payments, but that were unposted or unaccounted for on or before the Cut-off Time, including, without limitation, cash letters for cash advance checks in process, payments in process, unidentified or unlocated items, or errors.

                 (B)        Changes in Receivable Calculation or Misclassification of an Account.  Misclassification of a credit card account as an “Account” or changes to the Receivables calculation based on the receipt or discovery of information by Purchaser or Seller prior to or after the Cut-off Time and any adjustments relating to: (i) a data error which occurred on or prior to the Cut-off Time; or (ii) an event, act or omission which resulted in the miscalculation of the Receivables as contemplated in this Agreement.

                 (C)        VISA/MasterCard Fee Prorations.  All fees, normal operating assessments and other charges imposed by VISA, or MasterCard, or any portion thereof, which are attributable to Seller’s activities on or prior to the Cut-off Time.

                 (D)        Payments Received before and after the Cut-off Time.  Seller shall be entitled to retain payments on Accounts from Cardholders received and posted to the Accounts by Seller prior to the Cut-off Time.  All payments received by Seller after the Cut-off Time related to the Accounts or received prior to the Cut-off Time but not posted to the Account as of the Cut-off Time shall belong to Purchaser and shall be handled in accordance with the requirements of this Agreement or the Interim Servicing Agreement, whichever is applicable.

The obligations of the parties under this Section 2.6 are not subject to the limitations contained in Article IX

ARTICLE III.  Representations and Warranties

               3.1          Seller’s Representations and Warranties.  Seller hereby represents and warrants to Purchaser on the date hereof and through the Closing Date, as follows:

                (A)          Organization, Power and Regulatory Status.  Seller is a state bank duly organized, validly existing and in good standing under the laws of the State of Alabama.  Seller has all necessary power and authority to (i) own and use its property and to conduct its business related to the Accounts as now being conducted and possesses all licenses and permits, the failure of which to possess would have a material and adverse effect on the Assets or Seller’s Business (hereinafter referred to as a “Material Adverse Effect”), and (ii) enter into and carry out the terms of this Agreement and the series of transactions contemplated hereby.

                 (B)          Authorization, Validity and Enforceability.  The execution, delivery and performance of this Agreement by Seller have all been duly authorized by all necessary corporate action and do not and will not conflict with or result in a breach or violation of Seller’s charter or by-laws, any agreement to which Seller is a party or by which it or its assets are bound or any Requirements of Law. This Agreement is the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws or regulations that affect the enforcement of creditors’ rights generally.

                 (C)          Accounts.  Exhibit 2.1 is a report containing a true and complete list of all Accounts as of the Cut-off Time.  With respect to each Account, Exhibit 2.1 completely and accurately describes: (a) the Account or control number; (b) the Account balance; (c) the date of last payment; (d) the amount of the last payment; (e) the status code; (f) the annual percentage rates applicable to each balance within the Account; (g) the current delinquency of the Receivables, based on the applicable periods set forth in Exhibit 1A; and (h) such other information about the Accounts and any activity related thereto that is in a typical credit card processor “masterfile tape” or that is reasonably requested of Seller by Purchaser in writing prior to the date hereof.  No Account has a promotional or introductory annual percentage rate applicable to any balance within that Account, as of the Cut-off Time, that is lower than 10.00%.  No Account has a non-promotional or non-introductory annual percentage rate applicable to any balance within that Account, as of the Cut-off Time, that is lower than 10.00%.  Each Account has fulfilled any conditions set forth in the Card Agreement required to make such Account subject to the Card Agreement.  Each Account relates to the extension of credit and the advancement of monies on a revolving basis and would be considered a credit card account under Regulation Z of the Board of Governors of the Federal Reserve System.  Each Account is not secured by any collateral whatsoever.  No Account has been securitized and any Account for which a UCC-1 filing was made by any Person has been released by a UCC-3 filing prior to the Cut-off Time.  Each Account is payable in United States dollars.  A copy of Seller’s Policies and Procedures, to the extent written, are attached hereto as Exhibit 3.1C-1.  At Closing, no credit card account purchased by Purchaser is improperly classified as an “Account”.  Each of the Accounts has been originated solely by Seller pursuant to its underwriting, creditworthiness and other similar practices, consistent with Seller’s Policies and Procedures.  Seller, at the time it originated each Account, was a federally insured financial institution.  All of the interest rates, fees, costs, expenses, penalties and all other charges of every nature, kind and description whatsoever charged to or levied by Seller against the Accounts in effect as of the Cut-off Time are set forth in Exhibit 3.1-E.

                 (D)          Receivables.  With respect to each and every Receivable: (a) such Receivable has arisen under an Account; (b) such Receivable has been originated in compliance with all Requirements of Law applicable to the Seller and pursuant to a Card Agreement; (c) such Receivable is not subject to offset, recoupment, adjustment or any other valid and cognizable claim or defense of an Obligor; and (d) each Receivable represents the legal, valid and binding payment obligation of the Obligors and is enforceable against such Obligors in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws or regulations that affect the enforcement of creditors’ rights generally.

                 (E)          Card Applications and Agreement.  Exhibit 3.1E attached hereto is a form of all of the Card Applications and all of the Card Agreements pursuant to which all Cardholders are issued a Card and are governed.  The terms of such Card Applications and Card Agreements have not been impaired, waived, altered or modified in any respect except by written instruments contained in the Books and Records.  Any amendments or changes in terms to the Card Agreements are included in Exhibit 3.1E.  All such Card Agreements and Accounts, including the Receivables, are freely assignable by Seller, do not require the approval or consent of any Cardholder or any other Person to effectuate the valid assignment of the same in favor of the Purchaser and are governed by federal law and the laws of the state of Georgia.  The terms and provisions of each Account and each Card Agreement can be changed by Purchaser if it follows the requirements of federal law and the laws of the state of Georgia regarding changing the terms of a credit card account.  Each of the Card Agreements is legal, valid, binding and enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other laws or regulations, in effect now or in the future, that affect the enforcement of creditors’ rights generally.  Seller is in full compliance with all the terms and conditions in the Card Agreement and has performed all of its duties thereunder; and, to the best of Seller’s knowledge, there exists or is threatened thereunder no default, breach or other event, which with the passage of time or the giving of notice, or both, would constitute a default or breach thereunder.

                 (F)        Benefits Agreements and Enhancements.  Exhibit 3.1F, attached hereto, sets forth all of the Benefits Agreements (and benefits and enhancements supplied thereunder) and Enhancements maintained by Seller on the Accounts.  The terms of each Benefits Agreement have not been impaired, waived, altered or modified in any material respect except by written instruments contained in the Books and Records.  Each of the Benefits Agreements is legal, valid and binding and in full force and is enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium or other laws or regulations, in effect now or in the future, that affect the enforcement of creditors’ rights generally.  Seller is in full compliance with all the material terms and conditions thereof; and, to the best of Seller’s knowledge, there exists or is threatened thereunder no default, breach or other event which with the passage of time or the giving of notice, or both, would constitute a default or breach thereunder.

                (G)        Servicing of Accounts.  Seller has received or given any and all consents, licenses, approvals or authorizations of or registrations or declarations with any governmental authority of the United States or any state required to be obtained, effected or given by the Seller to originate, own and operate the Accounts.  All Accounts have been properly accounted for and all payments or monies received by Seller with respect to the payment of any Receivable have been properly applied.  Each Account has been properly originated, maintained and serviced in all respects solely by Seller or Seller’s Card Processor in accordance with the applicable Card Agreement, Seller’s Policies and Procedures, all Requirements of Law and in a manner consistent with, and not in violation of, any standard and customary practices utilized by prudent lenders engaged in the business of lending money through credit card accounts.

                (H)        Books and Records Complete.  The relevant Books and Records are true and complete in all material respects and all information relating to the credit, charges, fees, payment history, customer inquiries, regulatory correspondence and other relevant information which is known and available to Seller relating to the Accounts is contained in the relevant Books and Records.

                (I)        No Consent.  No consent of any Person and no license, permit or approval or authorization from, or exemption by notice or report, or registration, filing or declaration with, any governmental authority having jurisdiction over Seller is required (other than those previously obtained and delivered to Purchaser or those the failure of which to obtain or deliver would not have a Material Adverse Effect) in connection with the execution or delivery by Seller and the validity or enforceability of this Agreement, the consummation of the series of transactions contemplated hereby, or the performance by Seller of its duties and obligations hereunder.

                (J)        Intellectual Property Rights.  In connection with the Assets, Seller utilizes no trade names, trademarks, service marks, logos and other intellectual property rights other than the Card Marks.  Other than the Card Marks that are owned by third parties, Seller is the sole and exclusive owner of all Card Marks and such Card Marks do not violate or infringe upon the intellectual or proprietary rights of any Person.  With respect to those Card Marks not owned by Seller, Seller represents and warrants that it has all necessary power and authority to use the same under a valid written license and that Seller is in full compliance with any such license.

                (K)        Claims, Litigation and Audits.  There are no administrative or court actions, suits or proceedings of any kind now pending, and, to the best of Seller’s knowledge, no such actions, suits or proceedings are threatened against Seller or its affiliates, that if adversely decided would have a Material Adverse Effect, impose liability on a subsequent owner of the Assets or would have an adverse effect on Seller’s ability to carry out the terms of this Agreement.  To the best of Seller’s knowledge, there are no outstanding judgments, orders, rules, regulations, official interpretations and guidelines of any arbitrator or governmental authority with jurisdiction over Seller or any of Seller’s affiliates which could have a Material Adverse Effect.  No audit, investigation, inspection or any other review or inquiry whatsoever of any governmental authority, and no accountant report, opinion, or other financial reporting and accounting material, concerning the Assets and conducted during, or covering, the two (2) calendar years immediately preceding the date of this Agreement has reported Seller’s violation of any Requirements of Law or any other issue or matter that would have a Material Adverse Effect or that would impose any liability on a subsequent owner of the Assets.

                (L)        Tax Returns and Liabilities.  Seller has properly and timely filed all federal, state, county, local and other tax information returns required by law to be filed on or prior to the Closing Date with respect to the Assets and its participation in the Accounts and has withheld, paid or accrued all amounts shown thereon to be due which are due prior to the Closing Date or accrue through such date.

                (M)        Operation In Accordance With Law.  Seller is, and on the Closing Date, will be in compliance with all Requirements of Law relating to the conduct of the Business.

                (N)        Absence of Change.  Between November 30, 2002 (the “Site Visit Date”) and the date hereof, Seller has not altered, modified or failed to comply with Seller’s Policies and Procedures applicable to any of the Accounts or related Receivables, including, without limitation, origination, underwriting, charge-off, delinquency grading, reaging, and collection procedures.

                (O)        Credit Insurance.  As of the Cut-off Time no Account is being solicited for credit life insurance.

                (P)        other Agreements.  There are no agreements, contracts, or other business arrangements or understandings affecting any of the Assets, and there are no products, enhancements, programs, benefits or services offered in connection with any of the Accounts, other than such products, enhancements, programs, benefits or services, agreements, contracts, or other business arrangements or understandings that Seller has expressly disclosed to Purchaser in this Agreement.

                (Q)        Undisclosed Liability.  Neither Seller nor any Seller affiliate has any material obligations, commitments or any other liabilities, absolute or contingent, known or unknown, relating to the Assets, except as expressly disclosed herein and except as would not, individually or in the aggregate, have a Material Adverse Effect.

                (R)        Disclosure.  To the best of Seller’s knowledge, no statement or description contained in any document provided or delivered by Seller to Purchaser in connection with the series of transactions contemplated hereby, as of the date of such statement or description, contains any untrue statement of a material fact. Seller has informed Purchaser, in writing, of any and all features, reward programs, benefits, enhancements, promotional rate programs, balance transfer programs, introductory rate strategies, and usage or activation strategies utilized by the Seller in the past with respect to the Accounts that remain in effect, or which continue to affect any Account, as of the Cut-off Time.

                (S)        Effect of Law on Closing.  There is no Requirement of Law applicable to Seller which would prevent Seller from selling the Assets to Purchaser as contemplated by this Agreement, and the Assets are being sold in compliance with all Requirements of Law.

                (T)          Title and Liens.  Seller has, and will convey to Purchaser on the Closing Date, good and marketable title to the Assets, free and clear of any Lien of any Person.

                (U)          Seller’s Card Processor.  Seller’s Card Processor has been informed of all Seller’s responsibilities and obligations that will require the assistance of Seller’s Card Processor and: (i) are necessary for the Closing to occur; (ii) will arise during the Interim Servicing Period pursuant to the terms of the Interim Servicing Agreement; (iii) are necessary for the Conversion Date to occur in accordance with the Conversion Schedule discussed in the Interim Servicing Agreement; and (iv) will arise after the Conversion Date pursuant to the terms of this Agreement.

3.2           Purchaser’s Representations and Warranties

Purchaser represents and warrants to Seller both on the date hereof and on Closing Date as follows:

                (A)        Due Organization.  Purchaser is a national banking association, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Purchaser has full power and authority to (i) own and use its property and to conduct its business related to post Closing ownership of the Accounts as now being conducted and possesses all necessary licenses and permits, and (ii) enter into and carry out the terms of this Agreement and the series of transactions contemplated hereby.

                (B)        Authorization and Binding Effect.   The execution, delivery and performance of this Agreement by Purchaser have all been duly authorized by all necessary corporate action and do not and will not conflict with or result in a breach or violation of Purchaser’s charter or by-laws, any agreement to which Purchaser is a party or by which it or its assets are bound or any Requirements of Law. This Agreement is the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws or regulations that affect the enforcement of creditors’ rights generally.

                 (C)        No Breach of Other Agreements.  None of the execution, delivery, or performance of this Agreement will constitute a violation of or be in conflict with, or constitute a default under (a) Purchaser’s Articles of Association, By-Laws, and other organic documents of corporate self-governance (b) any agreement, instrument or other obligation to which Purchaser is a party or by which is bound; or (c) any Requirement of Law.

                 (D)        No Consents.  No consent of any Person and no license, permit, approval, or authorization from, or exemption by notice, or report, or registration, filing, or declaration with, any governmental authority having jurisdiction over Purchaser is required (other than those previously obtained and delivered to Seller or those the failure of which to obtain or deliver would not have a Material Adverse Effect) in connection with the execution or delivery by Purchaser and the validity or enforceability of this Agreement, the consummation of the series of transactions contemplated hereby, or the performance by the Purchaser of its duties and obligations hereunder.

                 (E)        Claims, Litigation and Audits.  There are no administrative or court actions, suits, or proceedings of any kind now pending, and, to the best of Purchaser’s knowledge, no such actions, suits or proceedings are threatened against Purchaser, that if adversely decided would have an effect on Purchaser’s ability to carry out the terms of this Agreement.

IV.          ARTICLE IV.  Certain Transitional Matters

4.1          Enhancements.  At all times through the Conversion Date or such earlier date the Seller and Purchaser may agree upon, Seller shall continue to provide or otherwise make available all of the benefits, programs, features, offers, point programs, rebate programs, enhancements and other services provided to Cardholders as of the Closing Date (whether provided pursuant to a Benefit Agreement or not) (collectively, “Enhancements”) on the same terms and in the same manner as such Enhancements were provided immediately prior to the Closing Date, all as previously disclosed to Purchaser.  Seller agrees that it has not received any notice of the termination or amendment of any Benefits Agreements and knows of no plans for such termination or amendment which may take effect on or before the Conversion Date.  Notwithstanding the above, as of the Conversion Date, Seller (i) shall either have terminated the Benefits Agreements or excluded all Accounts from the Benefits Agreements, so that on the Conversion Date the Accounts are not subject to any Benefits Agreements; and (ii) shall have, in accordance with any Requirements of Law and any applicable rules, terms and conditions or agreements with the Cardholders, terminated all Enhancements provided by Seller, any Seller affiliate or any third party (whether provided pursuant to a Benefit Agreement or not), so that all obligations whatsoever of said parties to the Cardholders have ended prior to the Conversion Date and the Purchaser is not liable or obligated to continue any Enhancements or to honor any Enhancements.  Any notice sent to Cardholders related to the requirements in this Section 4.1 shall be subject to Purchaser’s prior written approval, which shall not be unreasonably withheld or delayed.

4.2          Changes in Terms.

                (A)        Seller shall reasonably assist Purchaser in the timely mailing, at Purchaser’s sole cost and expense, of such change in terms notice(s) as is reasonably required by Purchaser.

When the change in terms notice(s) are mailed shall be determined by Purchaser.  Purchaser shall bear the cost of producing and mailing these notices.  These notices will inform the Cardholders of the changes Purchaser will make to their Card Agreement and will be accompanied by letters prepared by Purchaser with the prior approval of Seller (which approval shall not be unreasonably withheld or delayed, however such approval but shall not include approval over new benefits and the changes to the Card Agreements) notifying each Cardholder of the sale of the Accounts, changes in Benefits Agreements and any new benefits, all in a manner which serves to preserve and promote the goodwill and business reputation of both Seller and Purchaser.  Seller agrees to provide Purchaser with a tape of the Accounts for Purchaser to use in preparing and mailing each change in terms notice (“Change in Terms Tape”).  The format and contents of the Change in Terms Tape will be the same as described in Schedule I to the Interim Servicing Agreement’s Exhibit A.  Each Change in Terms Tape will be provided to Purchaser no later than ten (10) business days (“Tape Date”) prior to Purchaser mailing the applicable change in terms notice.  Each Change in Terms Tape shall have been produced no earlier than five (5) days prior to the Tape Date and shall be current as of said date and contain all of the Accounts.  In the event that an Account is not contained on a Change in Terms Tape, Seller agrees to repurchase such Account from Purchaser pursuant to Section 2.5 above.

                 (B)          On the Conversion Date, the Purchaser shall establish on its card processing system, those Accounts that have been designated as Employee Accounts with an annual percentage rate of 10.00%.

ARTICLE V.  Covenants

5.1          Negative Covenants of Seller.  With respect to the Business, Seller covenants and agrees that between the date hereof and the Closing Date, Seller shall not engage in any transaction or incur any obligation or liability with respect to the Business except in the ordinary course of its business as presently conducted; and shall use its commercially reasonable best efforts to preserve its business organization to keep such Business intact, to keep available a work force of a quality and quantity capable of rendering services comparable to the services of its present employees and to preserve the goodwill of its suppliers, customers and others having business relations with Seller relating to said programs.  Without limiting the generality of the foregoing, Seller, with regard to its Business, shall not, without the prior written consent of Purchaser, do any of the following:

(A)

from the date hereof and through the Closing Date, materially amend, terminate or otherwise materially modify any of its contracts or commitments in a manner that would materially and adversely affect the Accounts, except as required by Requirements of Law;

(B)	from the date hereof and through the Closing Date, re-age any of the Accounts and/or Receivables, except as required by Requirements of Law;

(C)

(and shall not allow any affiliate to), except as otherwise permitted in Section 13(f) of that certain Joint Marketing Agreement dated of even date herewith between Seller’s parent corporation and Purchaser (the “Joint Marketing Agreement”), at any time within the Restricted Period, specifically target (other than the assistance provided by Seller’s parent corporation to Purchaser in accordance with the terms of the Joint Marketing Agreement) any offer of a credit card or charge card to Persons who were Cardholders with an Account; provided, however, that Seller may offer Persons who were Cardholders the opportunity to participate in another credit card or charge card program endorsed by Seller provided the opportunity is not only made available to such Persons, but rather is offered as a part of a general solicitation to all customers of Seller, and provided further that no such Persons are directly or indirectly identified as a customer of Purchaser or offered any terms or incentives different from that offered to all other customers of Seller;

(D)	from the date hereof and through the Closing Date, sell, assign, lease or otherwise transfer or dispose of any of the Assets;

(E)

from the date hereof and through the Closing Date, communicate with any Cardholder or other users of the Accounts, except in the ordinary course of business in accordance with past practice and custom and in a manner which does not identify Purchaser or any of Purchaser’s affiliates or as required by Requirements of Law; provided, however, that Seller shall first notify Purchaser of such communications; and

(F)

from the date hereof and through the Closing Date and notwithstanding the immediately above section (E) or any other sections of this Agreement, market or solicit, via telemarketing, direct mail, direct promotions or the internet, the Cardholders any reduced rate offer without Purchaser’s prior written consent.

5.2          Affirmative Covenants of Seller.

                (A)          Seller shall give Purchaser and its representatives full access during Seller’s normal business hours, upon reasonable advance notice, to all of the Assets, including, without limitation; accounting, financial, statistical, and corporate records relating to the Business; and for purposes of examining the same in connection with the series of transactions contemplated hereby.

                (B)          Purchaser and Seller shall meet and work together regarding the management of the Assets prior to the Conversion Date to effect a smooth transition.  In the event of a significant attrition of Seller’s employees which affects the management of Assets, the parties shall confer and consult in order to institute the steps necessary to ensure no interruption of the quality and quantity of services rendered to the Cardholders in accordance with past custom and practice.  Seller shall employ underwriting and collection criteria which are no less stringent than those employed by Seller in the ordinary course of its Business as currently conducted and as set forth in Seller’s Policies and Procedures and in a manner which complies with all Requirements of Law.

                (C)          If Seller is unable to transfer the prefixes for its VISA Bank Identification Number(s) (“BIN”) and MasterCard Interbank Card Account number(s) (“ICA”) to Purchaser on the Conversion Date pursuant to Section 5.2(D) below or if the BIN and ICA numbers are not to be transferred to Purchaser, Seller shall at its expense, after the Conversion Date, and until such date as the prefix numbers are transferred to Purchaser (if ever):

               (i)        Provide reasonable assistance to Purchaser (which shall include, without limitation, obtaining the full 23 digit reference number for a particular transaction, the production of documents (the production of documents shall include, but not be limited to, production of statement, payment, and access check copies) and the interpretation of any relevant comments, all within either seven (7) business days or, if due to an emergency, twenty four (24) hours after Purchaser’s request) to help resolve any dispute or claim of any Cardholder relating to any transactions or balances that posted to an Account bearing the Seller’s ICA numbers or BIN, as those terms are defined in Section 5.2(D) below, or Seller shall be responsible for any and all losses incurred by Purchaser as a result of Seller’s failure to comply with the above.

               (ii)        Process draft retrievals and chargeback requests within twenty four (24) hours after receipt of the request from Purchaser and shall promptly forward the draft retrievals to Purchaser upon receipt.

               (iii)        Notify Purchaser, within forty eight (48) hours of receipt by Seller, of any representment, pre-arbitration, pre-compliance, compliance or arbitration case it receives involving the Accounts(“Cases”).  After receiving Purchaser’s response to a Case, Seller shall process the response within twenty four (24) hours after such receipt. Seller shall not make a decision on any Case or any chargeback involving the Accounts unless approved in writing by Purchaser.

               (iv)        Settle with Purchaser on any chargeback involving the Accounts and its BIN and ICA numbers via ACH within five (5) days of Purchaser’s request, which settlement shall be initiated by Purchaser.  If Seller fails to settle on any such chargeback within thirty (30) days of Purchaser’s request, Seller agrees that Purchaser may reverse the entry and Seller shall be responsible for such entry.

                 (D)        Seller agrees to transfer its VISA Bank Identification Number(s) (“BIN”) and MasterCard InterBank Card Account (“ICA”)number(s) used for the Accounts after the BINs and/or ICA numbers contain only the Accounts and there has been no merchant activity for at least ninety (90) days.  Seller agrees that the transfer of the BINs and/or ICA numbers (with only the Accounts contained therein) to Purchaser will occur no later than ten (10) days after the Conversion Date.  Until Purchaser is transferred the BINs and/or ICA numbers Seller shall, from time to time following the Conversion Date and at its expense, as reasonably requested by Purchaser:

               (i)        Take all such steps and perform such acts as are necessary to confirm to Purchaser the smooth and orderly post-Conversion Date ownership and operation of the Accounts.  Information on Account transactions or payments that occur or are received between the Seller’s last file maintenance day for the Accounts prior to the Conversion Date, (which last file maintenance day is the Thursday prior to the Conversion Date) and through the end of the Conversion Date shall be forwarded to Purchaser on the day following the Conversion Date in an electronic format designated by Purchaser.

(ii) Provide information on post-Conversion Date Account transactions and payments on a daily basis to Purchaser by electronic communication, in a format designated by Purchaser, which shall include the full 23 digit reference number for a particular transaction and a description of each transaction, including the city and state. All such post-Conversion Date transactions and payments shall be settled via ACH, which net settlement shall be initiated by Purchaser and include those transactions and payments that are posted to an Account. All above-mentioned electronic transmissions shall include for each payment, the amount of the payment, the date the payment was received by Seller and the Account’s credit card number.

               (iii)        Provide to Purchaser, daily, with returned payment checks and access checks for the Accounts via overnight courier and that settlement of such checks will be handled on a case by case basis and will be settled via wire transfer.

                (iv)        Upon the request of Purchaser, take all steps necessary to report immediately any invalid Account(s) through the periodic warning bulletin system maintained by MasterCard and VISA utilizing the BIN and/or ICA.

                (v)        Notwithstanding the above, Seller agrees that it shall not process or accept any trailing transaction or payment on any Account sixty (60) days after the Conversion Date and acknowledges and agrees that Purchaser will not accept or settle on any trailing transaction or payment that occurs or is received sixty (60) days after the Conversion Date unless otherwise agreed to by Purchaser on a case by case basis.

A trailing transaction is defined as, but is not limited to, the following types of transactions: (i) all cardholder retail activity, (i.e., sales, refunds and cash advances); (ii) any automatic debit on an Account; and (iii) any transaction on an Account below the floor limit established by MasterCard or VISA.

                 (E)          Seller shall supply Purchaser with Seller’s routing and transit number and direct deposit number thirty (30) days prior to the Conversion Date.  Seller agrees to cooperate with Purchaser in testing the trailing transaction processes as outlined in this Section 5.2 to ensure that the processes will work to the Purchaser’s reasonable satisfaction.  Seller and Purchaser also agree that a testing transaction report will be supplied to the Seller, detailing the number of trailing transactions, the type of transaction, and the dollar value of each automated clearing house settlement.

                 (F)        From the Closing Date and through the ninetieth (90th) day following the Conversion Date, Seller hereby authorizes Purchaser to use the Card Marks: (i) to identify Purchaser as Seller’s successor in interest to the Accounts; (ii) on Cards; (iii) on periodic statements, Card Agreements and other communications to Cardholders with respect to the Accounts for which Cards bear Seller’s name; and (iv) for identification purposes in any collection efforts related to an Account for the period in which the related Cards bear Seller’s name so long as such collection efforts comply with the terms of the Card Agreement and all Requirements of Law.  During the period of use authorized herein, Purchaser shall use the Card Marks solely: (i) in the forms and formats and on forms currently used by the Seller for Cards, periodic statements, Card Agreements and communications, or (ii) in the forms and formats on such forms as Seller shall approve in writing prior to any such use, which approval shall not be unreasonably withheld or delayed.  It is expressly agreed that other than the limited license granted above, Purchaser is not purchasing or acquiring any right, title or interest in the name of

Seller or any trade names, trademarks, logos or service marks of Seller.  Purchaser shall make no use of any of the Card Marks which will damage or diminish Seller’s goodwill.  Throughout the term of the license granted hereby, Seller represents and warrants that it has the right to license the Card Marks to Purchaser and that the Card Marks do not and will not violate or otherwise infringe upon the intellectual, proprietary or any other rights of any Person.

                 (G)          On the Conversion Date, Seller shall deliver to the Purchaser all of the Files necessary for Conversion, or such other Files as may be reasonably requested by Purchaser.All Files necessary for the Business Accounts that are Accounts shall be delivered to Purchaser ten (10) business days prior to the Conversion Date.  Seller shall continue to hold and retain post-Conversion for the sole benefit of Purchaser, any other Files, including those Files which cannot be extracted from information about Seller’s other member accounts without undue effort or expense (the “Retained Files”).

          (i)        From time to time following Closing and the Conversion Date, the Seller shall deliver such Retained Files as reasonably requested by Purchaser within five (5) business days after a request.  The cost of retrieving and delivering the Retained Files to Purchaser shall be borne by the Seller.  Time frames for extraordinary requests for information will be mutually negotiated at the time of the request. Extraordinary requests are defined as:  any information retrieval request the size of which cannot be reasonably filled in the ordinary course of business in the five business day time frame referred to above on this Section 5.2(G)(i), utilizing existing staff, without effect to normal operations.

          (ii)        In discharging its obligations hereunder, Seller agrees to utilize such document storage, safekeeping and security methods as are customary in the industry. Without limiting any of its obligations under this Agreement, Seller agrees to maintain the Retained Files for a period following the Closing Date in compliance with  federal and/or state law or with Seller’s current record retention policy for the applicable document whichever is longer.

(iii) The operation of this Section 5.2(G) shall survive the Closing and Conversion Date.

                 (H)         As of the Conversion Date, Seller agrees that: (i) no Account will have a credit balance that a Cardholder has requested in writing to be refunded prior to the Cut-off Time; (ii) no Account will have a credit balance that has not been requested in writing to be refunded that has been in existence for more than ninety (90) days; (iii) no Account will have an initial billing dispute or any other initial dispute that has been in existence for more than forty (40) days that has not been decisioned and processed by Seller accordingly, with the exception of international transactions; (iv) no Account will have an outstanding representment that has been in existence more than thirty (30) days that has not been decisioned and processed by Seller accordingly; and (v) no Account will have an outstanding compliance or arbitration case that has not been decisioned and processed by Seller accordingly.

                 (I)        Seller agrees that: (i) any pre-compliance case, pre-arbitration case, incoming compliance case, or incoming arbitration case that is received by Seller within the ten (10) day period prior to the Conversion Date for which the date the Seller must respond is after the

Conversion Date will be promptly forwarded to Purchaser for decisioning and processing; and (ii) without Purchaser’s consent, it shall not accept any resolution (i.e., that Seller or Cardholder will be liable) of any pre-compliance case, pre-arbitration case, incoming compliance case, or incoming arbitration case for which the date the Seller must respond is within the ten (10) day period prior to the Conversion Date.

                 (J)          Prior to the Conversion Date, Seller agrees to use commercially reasonable efforts to clear any suspense account entries relating to payments or any chargebacks for the Accounts.

                 (K)        Seller agrees to flag each Reject Account #1, Reject Account #2, Guaranteed Account, credit card accounts that are secured, Employee Accounts, Business Accounts and (all collectively referred to as “Flagged Accounts”) so that, on each tape provided by Seller or Seller’s Card Processor, each such type of credit card account is readily identifiable on Purchaser’s Card Processor’s system.  If Seller fails to identify any Flagged Accounts in such manner, other than the employee credit card accounts that are Accounts, Purchaser shall not have any obligation, if any, to purchase such Flagged Accounts or, if Closing has already occurred, Seller agrees to repurchase such Flagged Accounts from Purchaser pursuant to Section 2.5 above.  With respect to any employee credit card accounts that are not properly flagged, Purchaser will convert those accounts to Purchaser’s standard credit card terms for the Accounts.  A list of the types of Flagged Accounts and their corresponding identifying codes are hereto attached as Exhibit 5.2K

                 (L)        If requested by Purchaser, Seller shall provide Purchaser with historical statistical information with respect to the Accounts, as set forth on Exhibit 5.2L, attached hereto, certified true and correct by a duly authorized Senior Vice President of Seller.  Purchaser shall be entitled to receive, at Purchaser’s expense, an opinion of a nationally-recognized certified public accounting firm respecting the accuracy of such information based upon such accounting firm’s review of the Accounts pursuant to procedures agreed upon by Purchaser and such accounting firm.  Seller shall reasonably cooperate, at Purchaser’s sole cost and expense, with such accounting firm in the performance of its review.

                 (M)         In accordance with the operating procedures of Visa and MasterCard, any fees, normal operating assessments and other charges imposed by Visa, or MasterCard, or any portion thereof, with respect to the Assets owned by Purchaser after the Cut-off Time, but serviced by Seller during the Interim Servicing Period will be paid by Purchaser.  Seller shall provide Purchaser by the 7th business day subsequent to the end of each calendar quarter that occurred during the Interim Servicing Period with all such reports necessary for Purchaser to determine the fees, normal operating assessments and other charges imposed on the Assets for such calendar quarter.

                 (N)        In order to comply with the requirements of the Fair Credit Reporting Act, Seller agrees to provide Purchaser (prior to the Conversion Date and on a tape formatted the same way the conversion tapes are formatted) with the date on which each Account, that is reported to a credit reporting agency as being delinquent as of the Conversion Date, first went delinquent.

                 (O)        Upon the reasonable request of Purchaser, at Purchaser’s expense, Seller shall provide Purchaser with copies of all reports, summaries, and/or conclusions issued by Seller, any third party and/or any regulator relating to the servicing of the Account by Seller’s Card Processor.

5.3          Mutual Covenants.

                (A)        Subject to the terms and conditions herein provided, each party shall cooperate fully with the other and shall use its commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things commercially reasonably necessary or appropriate hereunder and under any Requirements of Law to consummate the series of transactions contemplated by this Agreement.  Each party further agrees to use its commercially reasonable best efforts to obtain consents of all third parties and governmental agencies necessary for the consummation of the series of transactions contemplated by this Agreement.

                (B)        Between the date hereof and the Closing, each party shall promptly advise the other in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the date hereof, would have made any of the representations contained herein materially untrue or misleading.

ARTICLE VI. Closing

6.1        Closing. The Closing shall take place on the Closing Date at the offices of Purchaser in Wilmington, Delaware or such other place and date as the parties hereto may mutually agree.  The parties will endeavor to consummate the Closing in Wilmington, Delaware in a remote fashion through the use of facsimile transmission and overnight couriers.  If the Closing has not occurred on or before January 31, 2003, then either party has the option to terminate this Agreement without any further obligation or liability to the other party effective upon giving notice of such termination to such other party except for any obligation contained herein that specifically survives any termination hereof.  Such option to terminate the Agreement described above must be exercised by 5:00 PM EST of the next business day after such above stated date, or the option to terminate for such failure to close shall be void and of no further force or effect.  In the event that neither party has the option to terminate this Agreement in accordance with the above described option or the option is not exercised or not timely exercised, the parties shall mutually agree upon a later Closing Date.  Notwithstanding the above, if all of the conditions precedent to a party’s obligations hereunder set forth in Sections 6.2 or 6.3 hereof (whichever the case may be) have been fulfilled on or prior to the Closing Date, that party shall have no right to terminate this Agreement.

6.2          Closing: Conditions Precedent to Purchaser’s Obligations.  The obligation of Purchaser to close under this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions (unless waived by Purchaser):

                (A)          The representations and warranties made by Seller herein shall be true and correct in all material respects as of the Closing Date, as though such representations and warranties were restated and made at and as of the Closing Date;

                (B)          All the necessary consents, regulatory and other approvals, licenses and other authorizations shall have been obtained (or the relevant waiting period shall have expired)

permitting the post-Closing ownership and operation by Purchaser of the Assets on terms substantially comparable to those existing at the present;

                (C)        As of the Closing Date, there shall not have been any material adverse change in the Assets since the Site Visit Date;

                (D)        All of the deliveries which Seller is obligated to make or cause to be made under Article VII of this Agreement shall have been made;

                (E)        No claim, action, suit, proceeding or governmental investigation shall have been threatened or instituted challenging the validity of this Agreement or the series of transactions contemplated hereby;

                (F)        All pre-Closing covenants, obligations and other matters to be performed on the part of Seller shall have been fulfilled;

                (G)        ABC Bancorp, Seller’s sole shareholder, shall have executed and delivered to Purchaser a Joint Marketing Agreement that is reasonably acceptable to Purchaser; and

                (H)        Seller shall deliver or cause to be delivered to Purchaser minutes of the meeting of Seller’s board of directors with respect to the approval of this Agreement and the transactions contemplated hereunder and the authorization of officers of Seller to sign this Agreement and related documents.

6.3        Closing: Conditions Precedent to Seller’s Obligations.  The obligation of Seller to close under this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions (unless waived by Seller):

                (A)        The representations and warranties made by Purchaser herein shall be true and correct in all material respects as of the Closing Date, as though such representations and warranties were restated and made at and as of the Closing Date;

                (B)        All the necessary consents, regulatory and other approvals, licenses and other authorizations shall have been obtained (or the relevant waiting period shall have expired) permitting the post-Closing ownership and operation by Purchaser of the Assets on terms substantially comparable to those existing at the present;

                (C)        All of the deliveries which Purchaser is obligated to make or cause to be made under Article VII hereof shall have been made;

                (D)          No claim, action, suit, proceeding or governmental investigation shall have been threatened or instituted challenging the validity of this Agreement or the series of transactions contemplated hereby;

                (E)          All pre-Closing covenants, obligations and other matters to be performed on the part of Purchaser shall have been fulfilled;

                 (F)        Purchaser shall deliver or cause to be delivered to Seller the authorization of officers of Purchaser to sign this Agreement and related documents.

ARTICLE VII.  Deliveries At Closing

7.1           Seller.  At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

                (A)        Written evidence of transfer to convey to Purchaser all of Seller’s rights, title and interest in and good and marketable title to the Assets, free and clear of any and all Liens in the form attached hereto as Exhibit 7.1A;

                (B)        A Certificate of Good Standing or Existence of Seller, attached hereto as Exhibit 7.1B;

                (C)        A certificate, dated the Closing Date, signed by the President or a Senior Vice President of Seller, certifying that the conditions specified in Section 6.2 have been fulfilled, the form of which is attached hereto as Exhibit 7.1C;

                (D)        A certificate, dated as of the Closing Date, signed by the Secretary or an Assistant Secretary of Seller, certifying the incumbency of the officers or other representatives of Seller signing this Agreement on behalf of Seller and the related documents and instruments to be delivered in connection herewith, the form of which is  attached hereto as Exhibit 7.1D; and

                (E)        Such additional instruments, documents or certificates as may be reasonably requested by Purchaser and necessary for the consummation of the Closing and the series of transactions contemplated hereby.

7.2        Purchaser.  At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

                (A)        the Preliminary Purchase Price as provided in Section 2.3;

                (B)        A certificate, dated the Closing Date, signed by a President or a Senior Vice President of Purchaser, certifying that the conditions specified in Section 6.3 have been fulfilled, the form of which is attached hereto as Exhibit 7.2B;

                (C)          certificate, dated as of the Closing Date, signed by the Secretary or an Assistant Secretary of Purchaser, certifying the incumbency of the officers or other representatives of Purchaser signing this Agreement on behalf of Purchaser and the related documents and instruments to be delivered in connection herewith, the form of which is attached hereto as Exhibit 7.2C; and

                (D)        Such additional instruments, documents or certificates as may be reasonably requested by Seller and necessary for the consummation of the Closing and the series of transactions contemplated hereby.

ARTICLE VIII.  Risk of Loss

The risk of loss, damage or destruction from any cause to the Books and Records and Files shall be borne by Seller at all times between the date hereof and the date the Books and Records are in Purchaser’s possession.  The risk of loss, damage or destruction from any cause to any other Assets shall be borne by Seller at all times between the date hereof and the Closing Date.

ARTICLE IX.  Indemnification

9.1        Seller’s Indemnification of Purchaser.  Subject to the terms of this Article IX, Seller agrees to indemnify, defend and hold Purchaser, its successors and permitted assigns, harmless of and from any claim, damage, liability, loss, cost or expense (including, without limitation, reasonable attorneys’ fees and expenses) or any other liability of every nature, kind and description whatsoever including, without limitation, acts or liabilities to third parties incurred or suffered by Purchaser, by reason of or resulting from or arising out of:

                (A)        the operation of the Business by the Seller prior to the Cut-off Time (whether known or unknown, contingent or matured), including, without limitation, indemnification for violations of Requirements of Law by Seller prior to the Cut-off Time;

                (B)        any misrepresentation or breach of any of Seller’s representations, warranties or covenant contained herein or in any document or instrument delivered by Seller hereunder;

                (C)        the termination of any agreements or relationships;

               (D)        the exclusion of the Accounts from all Benefits Agreements; or

               (E)          the termination of the Enhancements for any Account.

9.2         Purchaser’s Indemnification of Seller.  Subject to the terms of this Article IX , Purchaser agrees to indemnify, defend and hold Seller, its successors and permitted assigns, harmless of and from any claim, damage, liability, loss, cost or expense (including, without limitation, reasonable attorneys’ fees and expenses) or any other liability of every nature, kind and description whatsoever including, without limitation, acts or liabilities to third parties incurred or suffered by Seller, by reason of or resulting from or arising out of:

               (A)          the operation of the Business by the Purchaser subsequent to the Cut-off Time (whether known or unknown, contingent or matured), including, without limitation, indemnification for violations of Requirements of Law by Purchaser after the Cut-off Time); or

               (B)          any misrepresentation or breach of any representation, warranty or covenant of Purchaser contained herein or in any document or instrument delivered by Purchaser hereunder.

9.3          Manner of Handling Claims.  If either party obtains knowledge of: (a) facts that would give rise to a right of indemnification for that party; or (b) commencement of an action that may require indemnification, such party shall give written notice to the other party as promptly as practicable after its receipt of that knowledge.  Following receipt of such notice, the indemnifying party shall be entitled to participate in the defense of such claim and, upon notice delivered promptly to the indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party.  Within a reasonable period following the assumption of such defense by the indemnifying party, the indemnified party shall be permitted to participate in the defense of such claim and may retain additional counsel of its choice at its own expense.  If however, the defendants in such action include both parties, and the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the indemnifying party, the indemnified party shall be entitled to separate counsel, reasonably acceptable to the indemnified party, which shall be paid for by the indemnifying party.  In the event that the indemnifying party reimburses the indemnified party for a third party claim, the indemnified party shall remit to the indemnifying party any reimbursement that the indemnified party subsequently receives for such third party claim.

9.4        Other Limitations.      The indemnifying party hereunder shall have no liability under this Article IX and Article XI of the Interim Servicing Agreement unless and until such indemnifying party (as the case may be) receives notice asserting a claim for indemnification with respect thereto on or before the second anniversary of the Conversion Date.  Notwithstanding anything to the contrary contained in this Article IX or Article XI of the Interim Servicing Agreement, no indemnification shall be required to be made hereunder until the aggregate amount of all claims, damages, liabilities, losses, costs or expenses actually incurred by the indemnified party hereunder exceeds $50,000, at which point the indemnified party hereunder shall be entitled to indemnification only when, and only with respect to amounts by which, the aggregate of all such claims, damages, liabilities, losses, costs or expenses actually incurred exceeds such amount.  In no event shall the aggregate liability of the indemnifying party hereunder exceed an amount that equals three times the Closing Purchase Price. This Section 9.4 shall (i) have no effect on Seller’s obligations pursuant to Section 2.5 or 2.6.

9.5        Subrogation.     The indemnifying party shall be subrogated to any claims or rights of the indemnified party as against any other persons with respect to any amounts paid by the indemnifying party under this Section.  The indemnified party shall cooperate with the indemnifying party, at the indemnifying party’s expense, in the indemnifying party’s assertion of any such claim.

9.6          Mitigation of Losses.     .Each of Seller and Purchaser shall use reasonable efforts to minimize (and Purchaser shall cause any assignee or transferee of its rights or obligations hereunder to use its reasonable efforts to minimize)any losses for which any other party hereto may be liable pursuant to this Agreement.

9.7        Survival of Representations, Warranties and Covenants.     Except as expressly provided otherwise herein, all representations, warranties and covenants contained in this Agreement shall survive the Closing for a period of two years after the Conversion Date.  This Section 9.7 shall not apply to an indemnifying party’s obligation with respect to claims for indemnification that were received by such party on or before the second anniversary of the Conversion Date.

ARTICLE X.

10.1        Confidentiality     From and after the execution of this Agreement, the parties hereto shall keep confidential and shall cause their respective affiliates, officers, directors, employees, agents and advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Representatives”), to keep confidential and not disclose to any third party any and all information concerning the series of transactions contemplated herein, the terms of this Agreement, the Interim Servicing Agreement and any other agreement or document executed in connection herewith and any and all information obtained from the other party concerning the assets, properties and business of the other party, and shall not use such information for any purpose other than consummating the transaction contemplated by this Agreement; provided, however, that neither party shall be subject to the above obligations with respect to any such information provided to it by the other party which: (a) was in the receiving party’s possession or in the public domain at the time of the disclosing party’s disclosure, or subsequently enters the public domain through no act or failure to act on the part of the receiving party; or (b) is lawfully obtained by the receiving party from a third party that is not subject to a confidentiality agreement or given to the receiving party on a confidential basis.  Notwithstanding the above, either party may disclose the information described in the first sentence to (i) a governmental authority if, and only to the extent, required by law or regulation; or (ii) to its Representatives for purposes of consummating the transaction contemplated by this Agreement. Neither party, nor any of their Representatives, shall make any announcements or press releases regarding this Agreement or the series of transactions contemplated herein without the prior written consent of the parties hereto unless required by applicable law.  This section shall survive the Closing or any termination of this Agreement.

10.2        “No-Shop” Provisions.  Seller agrees that it shall neither, directly or indirectly, through brokers, agents, affiliates or otherwise, sell, transfer or otherwise encumber or offer to sell, transfer or otherwise encumber, or solicit, discuss, accept or take any other action with respect to an offer from any other potential purchaser to acquire any of the Assets, whether by asset purchase, stock purchase or otherwise; provided, however, that, if in the opinion of Seller’s Board of Directors, after consultation with counsel, the failure to respond to an unsolicited offer to acquire the Assets would be inconsistent with its fiduciary duties to shareholders under applicable law, Seller may, in response to an unsolicited offer to acquire the Assets, and subject to compliance with the last sentence of this Section 10.2, (i) furnish information with respect to Seller and the Assets to any Person pursuant to a confidentiality agreement and (ii) participate in negotiations regarding such acquisition proposal.  Seller shall immediately advise Purchaser orally and in writing of any request for information or of any acquisition proposal, or any inquiry with respect to or which could lead to any acquisition proposal, the material terms and conditions of such request, acquisition proposal or inquiry, and the identity of the Person making any acquisition proposal or inquiry, and Seller shall keep Purchaser fully informed of the status and details (including amendments or proposed amendments) of any such request, acquisition proposal or inquiry.

10.3        Expenses.  Seller shall bear any and all levies, or other charges of any nature, kind or description imposed by any governmental authority on Seller in connection with the series of transactions contemplated hereby.  Any other costs, expenses, or charges incurred by either of the parties hereto shall be borne by the party incurring such cost, expense or charge whether or not the series of transactions contemplated hereby shall be consummated.

10.4       Notices.  Except as otherwise expressly set forth herein, any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given and shall be effective (i) when delivered personally, (ii) when successfully sent by telecopy to the telecopy number below, (iii) the next business day following the date on which the same has been delivered prepaid to a national air courier service or (iv) when received if sent by the mails, certified or registered, postage prepaid, in each case addressed to the respective parties as set forth below or to such other addresses as may from time to time be designated in advance by written notice given as herein required:

If to Seller:	If to Purchaser:

Southland Bank	MBNA America Bank, N.A.
3299 Ross Clark Circle	1100 North King Street
Dothan, Alabama36303	Wilmington, Delaware 19884-0123

Attn: Mike McDonald	Attn: Jeffrey Fincher

Facsimile # (229) 873-4456	Facsimile # (302) 432-2957
With copies to:
Diana Clift Cebrick
Counsel

or, as to each party at such other address as may be designated from time to time by such party or parties by like notice to the other parties, complying with this Section.  All such notices, payments, demands or other communications shall be deemed validly given and legally effective when received.

10.5       Severability.     If any term or condition of this Agreement should be held invalid by a court, arbitrator or tribunal of competent jurisdiction in any respect, such invalidity shall not affect the validity of any other term or condition hereof.  If any term or condition of this Agreement should be held to be unreasonable as to time, scope or otherwise by such a court, arbitrator or tribunal, it shall be construed by limiting or reducing it to a minimum extent so as to be enforceable under then applicable law.  The parties acknowledge that they would have executed this Agreement with any such invalid term or condition excluded or with any such unreasonable term or condition so limited or reduced.

10.6       Specific Performance and Other Equitable Relief.  The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result in the event that this Agreement is not specifically enforced.  Therefore, in addition to, and not in limitation of, any other remedy available to Purchaser or Seller, the respective rights and obligations of an aggrieved party hereunder shall be enforceable in a court of equity by a decree of specific performance and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies and any and all other remedies provided for in this Agreement shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have.

10.7       Entire Agreement; Amendments.     This Agreement, together with the Interim Servicing Agreement and the Joint Marketing Agreement, constitutes the entire agreement of the parties with regard to the specific subject matter hereof and supersedes all prior written and/or oral understandings between the parties.  This Agreement may not be amended except pursuant to a writing signed by both parties.

10.8       Waiver.     Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  Any waiver must be in writing and signed by the party to be charged therewith. Notwithstanding any investigation conducted before or after the transfer of the Assets and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which Purchaser may have as a result of such investigation or otherwise, Purchaser shall be entitled to rely upon the warranties, representations and covenants of Seller in this Agreement.

10.9       Binding Effect.     Neither party shall assign this Agreement without the written consent of the other and any attempted assignment without said consent shall be null, void and without any effect whatsoever; provided, however, that Purchaser may assign any or all of its rights hereunder to any affiliate or subsidiary of MBNA Corporation, a Maryland corporation.  Any such assignment shall not relieve Purchaser of its obligations hereunder.

10.10       Exhibits and Schedules.     The Exhibits attached hereto and each certificate, schedule, list, summary or other document provided or delivered pursuant to this Agreement or in connection with the transactions contemplated hereby are incorporated herein by this reference and made a part hereof.

10.11       Construction.     The parties acknowledge that this Agreement shall be governed, enforced, performed and construed in accordance with the laws of the State of Delaware (excepting only those conflicts of laws provisions which would serve to defeat the operation of Delaware substantive law).  No presumption or any other means of construction shall exist against the party drafting this Agreement.

10.12       Arbitration.     All claims, demands, disputes, controversies, differences or misunderstandings arising out of or relating to this Agreement, or the failure or refusal to perform the whole or any part hereof, shall be settled by arbitration conducted by the American Arbitration Association (“AAA”) in accordance with the commercial arbitration rules thereof then pertaining.  The parties hereby agree that judgment upon such award may be entered in any court having appropriate jurisdiction over the parties hereto.  The fees of the AAA shall be borne by the parties equally.

10.13        No Third Party Beneficiaries.     This Agreement is for the sole and exclusive benefit of the parties hereto; nothing in this Agreement shall be construed to grant to any person other than the parties hereto, and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.14         Further Assurances.     The parties hereto hereby agree to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as either may at any time reasonably request in order to better assure and confirm unto each party their respective rights, powers and remedies conferred hereunder.

10.15       Drafting.     Each party acknowledges that its legal counsel participated in the drafting of this Agreement.  The parties agree that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor one party or another.

10.16       Counterparts.     Provided that all parties hereto execute a copy of this Agreement, this Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  The parties acknowledge that delivery of executed copies of this Agreement may be effected by facsimile or other comparable means.

10.17       Headings.     The headings contained herein are included solely for ease of reference and in no way shall limit, expand or otherwise affect either the substance or construction of the terms and conditions of this Agreement or the intent of the parties hereto.

10.18       Brokers.     Seller has not had or is not having any dealings with, or has not received any services from any finder, broker, agent or other similar party, who is or will be entitled to a commission, fee or other payment of any nature in connection with this Agreement or any transactions contemplated hereby.  Purchaser has not had or is not having any dealings with, or has not received any services from any finder, broker, agent or other similar party, who is or will be entitled to a commission, fee or other payment of any nature in connection with this Agreement or any transactions contemplated hereby, except for Kessler Financial Services, L.P. (“Kessler”).  Purchaser will be responsible for compensating Kessler for its services and will indemnify and hold Seller harmless from any loss or liability it incurs as a result of Purchaser’s engagement of Kessler.

10.20       No Joint Venture and Independent Contractor.     Nothing in this Agreement shall be deemed to create a partnership or joint venture among the parties.  Except as expressly set forth herein, no party shall have any authority to bind or commit the other party.  In the performance of its duties or obligations under this Agreement or any other contract, commitment, undertaking or agreement made pursuant to this Agreement, Seller shall not be deemed to be, or permit itself to be, understood as an agent of the Purchaser and shall at all times take whatever measures are necessary to ensure that its status shall be that of an independent contractor operating a separate entity.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

SELLER:		PURCHASER:

SOUTHLAND BANK		MBNA AMERICA BANK, N.A.

By:	/s/ KENNETH J. HUNNICUTT	By:	/s/ WILLIAM P. MORRISON, SR.

Name:	Kenneth J. Hunnicutt	Name	William P. Morrison, Sr.
Title:	Authorized Representative	Title:	Senior Executive Vice President

TExhibit 10.16 (cont’d.)

ADDENDUM TO THE ASSET PURCHASE AGREEMENT

          THIS ADDENDUM (the “Addendum”) is entered into as of the 3rd day of February, 2003 (the “Effective Date”), by and between ABC Bancorp (“Seller”) and MBNA America Bank, N.A. (“Purchaser”).

          WHEREAS, Seller and Purchaser executed an Asset Purchase Agreement dated December 19, 2002 as the same may have been amended (the “Agreement”); and

          WHEREAS, the parties have agreed to modify various provisions found in said Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Seller and Purchaser agree as follows:

1.        The above recitals are incorporated herein and deemed a part of this Addendum. All capitalized terms used herein and not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Agreement.

2.       The subpart (d) of the definition of Account in Article 1 of the Agreement is hereby amended in its entirety to read as follows:

(d) an Obligor is 5 (five) or more cycles delinquent as such cycles are set forth on Exhibit 1A or should have been in said delinquency cycles in accordance with Seller’s Policies and Procedures;

3.         Except as amended by this Addendum, all of the terms, conditions and covenants of the Agreement are valid, shall remain in full force and effect, and are hereby ratified and confirmed.  Any inconsistencies between this Addendum and the Agreement shall be governed by this Addendum.  Notwithstanding anything to the contrary in the Agreement, the Agreement, as amended by this Addendum, shall be governed by and subject to the laws of the State of Delaware (excepting only those conflicts of laws provisions which would serve to defeat the operation of Delaware substantive law) and shall be deemed for all purposes to be made and fully performed in Delaware.

4.       This Addendum may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be deemed one and the same instrument.  The Agreement, as amended by this Addendum, contains the entire agreement of the parties with respect to the matters covered and no other or prior promises, negotiations or discussions, oral or written, made by any party or its employees, officers or agents shall be valid and binding.

IN WITNESS WHEREOF, each party hereto, by its representative, has executed this Addendum as of the date first above written, and such party and its representative warrant that such representative is duly authorized to execute and deliver this Addendum for and on behalf of such party.

SELLER:		PURCHASER:

ABC BANCORP		MBNA AMERICA BANK, N.A.

By:	/s/ KENNETH J. HUNNICUTT	By:	/s/ WILLIAM P. MORRISON, Sr.

Name:	Kenneth J. Hunnicutt	Name:	William P. Morrison, Sr.
Title:	Chief Executive Officer	Title:	Vice Chairman